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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
CIBER, INC.:

We consent to incorporation by reference in the registration statement on Form S-8 of CIBER, Inc. of our report dated August 6, 1996, except as to the second paragraph of Note 12, which is as of September 3, 1996, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of CIBER, Inc.


                                       /s/ KPMG Peat Marwick LLP

                                       KPMG PEAT MARWICK LLP


Denver, Colorado
October 29, 1996